Exhibit 10.2

RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), “Effective Date” January 9, 2018, by and between Procyon Corporation, a Colorado corporation ("Procyon") and Regina W. Anderson (the "Executive").

WHEREAS, Procyon has, prior to the date of this Agreement, employed the Executive as its Chief Executive Officer and Chairman of the Board of Directors; and

WHEREAS, Procyon desires to continue to employ the Executive on a part-time basis, and the Executive desires to be so employed by Procyon, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. Procyon hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of Procyon, pursuant to the terms of this Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to her pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold the position with Procyon which is specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote part-time to the business of Procyon. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to her from time-to-time by the Board of Directors of Procyon.

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive's duties under this Agreement. The Executive's duties shall be rendered at Procyon's offices, or at such other place or places as the Executive may designate with Procyon's approval, which shall not be unreasonably withheld.

Section 1.4 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of Procyon in all respects, including expenses for entertainment, travel and similar items. Procyon will reimburse the Executive for all such expenses that are reasonably related to Procyon's business and primarily for Procyon's benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon's Chief Financial Officer.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary. Procyon shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon's Board of Directors, and such changes shall thereafter be included in the Executive's base salary as defined for purposes of this Agreement and Procyon's bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain short-term incentive bonuses, as described, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term beginning on “Effective Date” and ending December 31, 2018, subject, however, to termination during such period as provided in this Article and approval of the Board of Directors of Procyon in its annual meeting. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive's employment under this Agreement is strictly "at will," and may be terminated by the Executive or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2. Termination. In the event of termination of this Agreement by the Executive or Procyon for any reason, including termination by death or disability of the Executive, Procyon shall be obligated to compensate the Executive for any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive and Procyon, and shall not be assignable by Procyon without the Executive's written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be January 9, 2018.

PROCYON CORPORATION		EXECUTIVE:

By:	/s/ Justice W. Anderson	By: /s/ Regina W. Anderson
	Justice W. Anderson	Regina W. Anderson
	Chief Executive Officer/President	Chairman of the Board of Directors and President, Amerx Health Care

By:	/s/ James B. Anderson
James B. Anderson
Chief Financial Officer and
Amerx VP Operations

By:	/s/ Fred W. Suggs, Jr.
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation Committee

By:	/s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

FY 2018

PROCYON CORPORATION
RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
Schedule 1
Salary and Benefit Statement

Executive:	Regina W. Anderson	Date: January 9, 2018

Position:	Procyon Corporation: Chairman of the Board

Reporting to:	Procyon Board of Directors

Annual Base Salary:	$ 70,000, annually

Benefits:	As outlined in this Executive Employment Agreement and the current Procyon Corporation Employee Handbook.

Term:

As described in Section 3.1 of the Executive Employment Agreement.

The terms of the Short-Term Growth Incentive Bonus described below shall be reviewed annually, and any amendment thereto be made with the mutual agreement of the Board of Directors and the Executive.

Duties and
Responsibilities:	Provide oversight of Procyon operations; preside over Procyon Board meetings as Chairman of the Board; build company team and corporate culture through HR responsibilities; maintain shareholder communications; communicate corporate news and events; and such other matters as determined from time to time by the Board.

Short Term Profit Incentive
Bonus:	Executive will be entitled to an annual short-term incentive bonus, payable as set forth below, based on accomplishing the following benchmarks, which shall be based upon Procyon's net income before NOL provided fiscal 2017 consolidated company net sales exceed $3,000,000.

●	3% Incentive: Executive to be paid 3% of Procyon's net income before NOL for the fiscal year provided net sales exceed $3,000,000.
●	The Short-Term Incentive Bonus will be paid by Procyon to the Executive in September of the applicable year, after the close of the fiscal year end.

APPROVED:

PROCYON CORPORATION:		EXECUTIVE:

By:	/s/ Justice W. Anderson	By:	/s/ Regina W. Anderson
	Justice W. Anderson		Regina W. Anderson
	Chief Executive Officer/President,		Chairman of the Board of Directors
and President, Amerx Health Care

By:	/s/ James B. Anderson
James B. Anderson
Chief Financial Officer and
Amerx VP of Operations

By:	/s Fred W. Suggs, Jr.
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation Committee

By:	/s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

Effective Date: January 9, 2018